Exhibit 5.1
[WILLIAMS, MULLEN, CLARK & DOBBINS, P.A. LETTERHEAD]
July 24, 2007
The Board of Directors
Gateway Financial Holdings, Inc.
1580 Laskin Road
Virginia Beach, Virginia 23451

Re:	Form S-8 Registration Statement BOR Stock Option Plan
Ladies and Gentlemen:
     We have acted as counsel to Gateway Financial Holdings, Inc., a North Carolina corporation (the “Company”), in connection with the Registration Statement on Form S-8 to be filed promptly with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the 1999 BOR Stock Option Plan of the Company (the “Plan”) pursuant to which shares of common stock, no par value, of the Company (the “Common Stock”) will be offered. As such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of public officials, and such other documents and have reviewed such legal matters as we have deemed appropriate for the purpose of rendering this opinion.
     On the basis of the foregoing, it is our opinion that the Common Stock covered by the Registration Statement will, when issued and delivered in accordance with the provisions of the Plan, be validly issued, fully paid and nonassessable shares of common stock of the Company.
     We consent to the filing of this opinion as an exhibit to the Registration Statement. Subject to the foregoing sentence, this opinion is given as of the date hereof and may not be circulated, quoted or otherwise referred to for any purpose without our prior written consent. We assume no obligation to advise you of changes that may hereafter be brought to our attention.
Sincerely,
/s/ WILLIAMS, MULLEN, CLARK & DOBBINS, P.A.

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